EXHIBIT 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Third Quarter 2005 Earnings Release and Conference Call

GLEN ALLEN, VA - (October 6, 2005) - Saxon Capital, Inc. (“Saxon”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that it will report its third quarter 2005 operating results after the market closes on Monday, November 7, 2005, and will hold its quarterly conference call to discuss third quarter results on Tuesday, November 8, 2005 at 9:00 a.m. Eastern Time.

Investors wishing to participate in the conference call may contact Ms. Bobbi Roberts at (804) 967-7879 or Ms. Meagan Evans at (804) 935-5281 for details regarding the call.

This call is being web cast by CCBN/Thomson and can be accessed on Saxon’s web site at www.saxoncapitalinc.com.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans throughout the United States through its network of brokers, correspondents, and retail branches. As of June 30, 2005, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $24.7 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements
Statements in this news release other than statements of historical fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of October 6, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.